Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Agilysys, Inc. 2011 Stock Incentive Plan of our reports dated June 14, 2011, with respect to the consolidated financial statements and schedule of Agilysys, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Agilysys, Inc. and Subsidiaries, included in Agilysys, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 26, 2011